Exhibit 99.1

NEWS RELEASE

Riverdale Mill Supply Agreement Update

MEMPHIS, Tenn. – Aug. 21, 2025 – International Paper (NYSE: IP) announced plans to convert the No. 16 paper machine at its Riverdale mill in Selma, Alabama, to produce containerboard by the third quarter of 2026. The mill currently supplies Sylvamo (NYSE: SLVM) with approximately 260,000 short tons of cutsize uncoated freesheet annually from the machine through a supply agreement.

“The Riverdale supply agreement is not part of our long-term strategy. We have been planning for this conversion since our 2021 spinoff, including making strategic investments in our footprint in North America. We will support our customers throughout this transition,” said Jean-Michel Ribiéras, chairman and chief executive officer, Sylvamo.

More details will be available Thursday in a presentation at investors.sylvamo.com.

About Sylvamo

Sylvamo (NYSE: SLVM) is the world’s paper company with mills in Europe, Latin America and North America. Our vision is to be the employer, supplier and investment of choice. We transform renewable resources into papers that people depend on for education, communication and entertainment. Headquartered in Memphis, Tennessee, we employ more than 6,500 colleagues. Net sales for 2024 were $3.8 billion. For more information, please visit Sylvamo.com.

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Investor Contact: Hans Bjorkman, 901-519-8030, hans.bjorkman@sylvamo.com

Media Contact: Adam Ghassemi, 901-519-8115, adam.ghassemi@sylvamo.com